As filed with the Securities and Exchange Commission on December 23, 1998 Registration No. 333-65219


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                          PRE-EFFECTIVE AMENDMENT NO. 2
                                     FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         RESEARCH FRONTIERS INCORPORATED
             (Exact name of the Company as specified in its charter)

         Delaware                           2899                    11-2103466
(State or other jurisdiction (Primary Standard Industrial       (I.R.S. Employer
 of incorporation or          Classification Code Number) Identification Number)
   organization)
                               240 Crossways Park Drive
                            Woodbury, New York 11797-2033
                                   (516) 364-1902
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                            Robert L. Saxe, President
                         Research Frontiers Incorporated
                              240 Crossways Park Drive
                          Woodbury, New York 11797-2033
                                  (516) 364-1902
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copies to:

               Joseph M. Harary, Vice President and General Counsel
                         Research Frontiers Incorporated
                              240 Crossways Park Drive
                          Woodbury, New York 11797-2033
                                  (516) 364-1902

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of                             Proposed maximum Proposed maximum Amount of
Shares              Amount to        offering price   aggregate        registra-
to be registered    be registered(1) per Share        offering price   tion fee

Common Stock,$0.0001
par value per share  2,331,000 shares $6.59375       $15,370,031.25 $4,534.16(2)




(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The shares of common stock being registered are issuable pursuant to the exercise of a Class A Warrant and Class B Warrant (the "Warrants"). The proposed maximum offering price per share of $6.59375 was calculated based upon the average of the high and low trading price per share of common stock on the Nasdaq National Market System on September 25, 1998 which was within five business days of the original filing of this Registration Statement. In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover an indeterminate number of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.



(2) Previously paid as part of $4,743.60 fee paid upon filing of Registration Statement on Form S-3 (Reg. No. 333-65219) on October 1, 1998.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  PROSPECTUS

                 RESEARCH FRONTIERS INCORPORATED


                2,331,000 SHARES OF COMMON STOCK
                      ISSUABLE UPON EXERCISE OF
               CLASS A WARRANT AND CLASS B WARRANT



  Ailouros Ltd. is acting as an underwriter and selling under this Prospectus up to 2,331,000 shares of common stock of Research
  Frontiers which it may receive upon exercise of its Class A
  Warrant and Class B Warrant.



  The actual number of shares of common stock into which the Class
  A Warrant is exercisable will depend upon whether Research
  Frontiers requires Ailouros to exercise all or part of such Class A
  Warrant and will also depend upon future market conditions.   See
  "Description of Securities-The Warrants" for more details.



  Ailouros may sell its shares from time to time in brokerage transactions (which may include block sales) in the market, in negotiated transactions at prevailing prices and terms, or at negotiated prices. Ailouros may sell these shares directly to purchasers, through broker-dealers acting as agents for Ailouros, or to broker-dealers who may purchase Ailouros' shares as principals and then sell such shares from time to time in the market, in negotiated transactions or otherwise, or by a combination of these methods.



  Ailouros and any broker-dealers, agents or underwriters that participate with Ailouros in the distribution of the shares of common stock may be "underwriters," as that term is defined under the securities laws. They therefore may be subject to the same restrictions as any underwriter in a primary offering of securities. Any commissions received by them and any profit on the resale of the common stock purchased by them may be considered underwriting commissions or discounts under the securities laws.
  See "Plan of Distribution." Research Frontiers has also agreed to indemnify Ailouros against certain liabilities, including liabilities arising under the Securities Act.



  Research Frontiers' common stock trades on the Nasdaq National
  Market System  under the trading symbol "REFR."  On December
  23, 1998, the last sales price of a share of common stock was $9.5625.



  Please read and consider carefully the risk factors beginning on page 2 if you are deciding whether or not to invest in our common stock.


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                          Ailouros Ltd.
       The date of this Prospectus is [December __, 1998.]

                   RISK FACTORS


There are risks associated with investing in companies such as ours who are engaged in research and development. Because of these risks, you should only invest if you are able to bear the risk of losing your entire investment. Before investing, in addition to risks which could apply to any issuer or offering, you should also consider the following:



Research Frontiers is not profitable. To date, Research Frontiers' has lost money, and you can expect operating losses for the foreseeable future. Unless Research Frontiers' licensees produce and sell products using Research Frontiers' technology, Research Frontiers will not be successful. There is no guarantee that Research Frontiers will ever be profitable. Since Research Frontiers was started in 1965 through September 30, 1998, Research Frontiers' total net loss was $25,710,684. In 1997, Research Frontiers had a net loss of $3,229,445 and during the first nine months of 1998, Research Frontiers' net loss was $1,970,916.



Research Frontiers may need additional funds.  Since Research
Frontiers has not been profitable, we depend upon the proceeds from selling our common stock to investors to fund our operations. If we need additional money, there is no guarantee that additional funding will be available when needed, or on favorable terms.



Based upon Research Frontiers' current expenses and assuming that these expenses increase by 10% each year, even if no additional funds are received from the exercise of the Class A Warrant and the Class B Warrant, Research Frontiers does not believe that it would require additional funding for at least the next three years. This estimate is based upon Research Frontiers' $7.4 million in cash and investments on hand as of September 30, 1998, budgeted revenues, and the fact that its losses from operations for the first nine months of 1998 should correspond to an annual loss for the entire year of about $2.6 million. There is no guarantee that actual expenses will not exceed these estimates.



Research Frontiers cannot predict exactly how much additional funds it may need. Research Frontiers expects to use its cash and investments to fund its research and development of SPD technology and for other working capital purposes. The amount of money Research Frontiers' needs depends upon many factors, including:



o Whether our research and development activities are immediately successful or whether developments take a long time.

o What developments, if any, our competitors make that we will need to respond to.

o   When and how much it costs to file patents on our inventions.
    This, in turn, depends upon how complex the invention is, and when the invention was made.

o Whether Research Frontiers gains new licensees or enters into different future relationships with its existing licensees.



Research Frontiers cannot quantify how much its working capital requirements depend on each of these factors. For example, increased research and development activities would increase such requirements. Adding new licensees may provide additional working capital but may also require additional working capital as a result of additional research and development which may be required for such licensee. If Research Frontiers' relationship with existing licensees change, this could have a favorable or negative impact, depending upon the nature of such change.



Products using SPD technology have not yet been introduced into the marketplace. Developing new technologies and products can be risky. The likelihood of Research Frontiers' success must be considered along with the problems, expenses and delays frequently encountered in commercializing and marketing new technologies.



SPD technology is the only technology Research Frontiers works with. Because of this, all products being developed by Research Frontiers' licensees depend on the viability of Research Frontiers' SPD technology. Research Frontiers has not developed any other technology. Thus, if commercially acceptable products cannot be developed from Research Frontiers' SPD technology, Research Frontiers will not be successful.



There may be other technologies which compete with Research
Frontiers' SPD technology. Research Frontiers' technology will compete with other light control and display technologies. Some of these technologies are being developed or used by companies with substantially greater financial, marketing, technical and other resources and name recognition than Research Frontiers. There is no guarantee that Research Frontiers' technology (whose performance and long-term reliability have not yet been fully ascertained) will successfully compete with these other technologies. Also, technologies developed in the future could make products using our technology difficult to market or obsolete.



Research Frontiers depends upon the activities of its licensees and does not directly manufacture or market products using SPD technology. Research Frontiers' SPD technology is currently licensed to eight companies. Other companies are also evaluating the technology for use in various products. In the past, some companies have evaluated Research Frontiers' technology without proceeding further. Research Frontiers does not intend to manufacture products using SPD technology. Instead we intend to continue to license our technology to manufacturers of end products and films. Research Frontiers expects that its licensees would be primarily responsible for marketing and manufacturing.



Research Frontiers cannot control the activities of its licensees and some of Research Frontiers' licensees appear to be more active than others. There is no guarantee when or if our licensees will produce any commercial product using SPD technology, or if produced, that such products will be successful.



While Research Frontiers believes based upon the status of current negotiations that it will enter into additional license agreements with other companies, there is no guarantee that this will happen.



While SPD technology is extensively protected through patents, this is not a guarantee of commercial success. Research Frontiers has 18
United States patents, 6 pending patent applications in the United States, 30 foreign patents, and 68 pending foreign patent applications protecting its technology. Some of these patents cover earlier versions and features of our technology which we do not intend to exploit. Also, the issuance of a patent does not carry any guarantee of commercial success. There also is no guarantee that these patents will be upheld if Research Frontiers seeks to enforce its patent rights against an infringer or that Research Frontiers will have enough money and other resources to do so.



Research Frontiers also relies, to a lesser extent, on trade secrets and confidential disclosure agreements to protect its technology. Neither the issuance of patents nor the use of trade secrets will necessarily protect Research Frontiers from other persons using technologies similar to those covered by Research Frontiers' patents or trade secrets. In addition, there is no guarantee that any particular aspect of Research Frontiers' technology will not infringe the claims of other existing patents.



Research Frontiers has never paid any cash dividends and does not anticipate doing so in the foreseeable future.



If Ailouros exercises the Warrants, this could affect the price of our stock. The market price of Research Frontiers' common stock could drop as a result of sales of a large number of shares of its common stock in the market, or if the public thinks that such sales could occur. Therefore, the exercise of a significant amount of the Warrants and the sale of a substantial number of shares of common stock acquired upon the exercise of the Warrants could cause the market price for Research Frontiers' common stock to drop and make it more difficult for Research Frontiers to raise money in the future. Also, whenever new shares are issued by a company, the ownership interest and voting rights of existing shareholders are proportionately reduced.



Part of this risk is minimized because in the case of the Class A Warrant, Research Frontiers does exert control over the amount of this warrant that can be exercised in any three-month period, as well as the minimum price that Ailouros will pay for such common stock. Ailouros, however, controls the timing of any sales of common stock which it receives upon exercise of the Warrants. In the case of the Class B Warrant, the exercise price is fixed at $8.25 but Research Frontiers cannot control the timing of any exercise by Ailouros of the Class B Warrant.



                       AVAILABLE INFORMATION



Research Frontiers files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, such as Research Frontiers, that file electronically with the SEC. Additional information about Research Frontiers can also be found at our Web site at http://www.refr-spd.com.



The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this Prospectus Research Frontiers' (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and (2) Quarterly Reports on
Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 as amended until all of the common stock offered under this Prospectus is sold.



This Prospectus is part of a Registration Statement we filed with the SEC under the Securities Act of 1933, as amended (the "Securities
Act"). As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. The statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete. In each case you should refer to the copy of such contract or document filed as an exhibit to the Registration Statement.



We will provide each person to whom this Prospectus is delivered, a copy of any information we have incorporated by reference but have not delivered along with this Prospectus. If you would like a copy of any document incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document), you can call or write to us at our principal executive offices:
240 Crossways Park Drive, Woodbury, New York 11797-2033,
Attention: General Counsel (Telephone: (516) 364-1902). We will provide this information without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered upon written or oral request.



No dealer, salesperson or other individual has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus or in any supplement to this Prospectus. If given or made, you must not rely on such information or representation as having been authorized by Research Frontiers or by Ailouros. Neither the delivery of this Prospectus nor any sale made hereunder will, under any circumstances, create an implication that there has not been any change in the affairs of Research Frontiers since the date of this Prospectus or that the information contained herein is correct or complete as of any time after the date of this Prospectus.



This Prospectus and any supplement to this Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person, or by anyone, in any jurisdiction in which such offer or solicitation may not lawfully be made.



The information set forth herein and in all publicly disseminated information about Research Frontiers, includes "forward-looking statements" within the meaning of Section 21E of the Securities
Exchange Act of 1934, as amended, and is subject to the safe harbor created by that section. Readers are cautioned not to place undue reliance on these forward-looking statements as they speak only as of the date of this Prospectus and are not guaranteed.


                            THE COMPANY


Research Frontiers was incorporated in New York in 1965 and reincorporated in Delaware in 1989. Research Frontiers' business is to develop and license its suspended particle technology for controlling the amount of light passing through the device. Such suspended particle devices are often referred to as "SPDs" or "light valves."



SPDs use microscopic light-absorbing particles that are either in a liquid suspension or a film. The microscopic particles align when an electrical voltage is applied. This permits light to pass through the device, and allows the amount of light to be controlled. The first light valve of this type was invented by Dr. Edwin Land, founder of Polaroid Corporation, in 1932. Since 1965, Research Frontiers has been actively working to develop and license its own technology, which it protects using patents, trade secrets and know- how.



SPD technology may have wide commercial applications in many types of products where variable light transmission is desired, such as



o   "smart" windows
o    variable light transmission eyewear such as goggles and sunglasses
o    self-dimmable automotive sunroofs, sun visors and rear-view mirrors, and
o flat panel information displays for use in computers, televisions, telephones and other electronic instruments.

Various licensees of Research Frontiers have developed advanced prototypes of smart window, automotive and eyewear products. Also, prototypes of flat panel displays and self-dimming automotive rear-view mirrors have also been developed. These prototypes demonstrate the feasibility and operation of the products they relate to, but they may need additional product design, engineering or testing before commercial products are introduced. Our licensees may consider the exact stage of development, product introduction strategies and timetables, and other plans to be proprietary or secret.



The following table summarizes Research Frontiers' existing license and option agreements and lists the year these agreements were entered into:



Licensee or Optionee        Products Covered                      Territory

General Electric Company    SPD film for other licensees and      Worldwide
                            prospective licensees (1995)

Glaverbel, S.A.             Automotive vehicle rear-view mirrors,  Worldwide
                            transportation vehicle sun visors,and (exceptKorea
                            architectural windows (1996)          for windows)

Hankuk Glass Industries Inc.Broad range of SPD light control products Worldwide including windows, flat panel displays,
                            automotive vehicle rear-view mirrors,
                            sun visors, and sunroofs; SPD film for
                            licensees and prospective licensees (1997)

Japan Steel Works Ltd. and  Windows (1989)                         Japan
Central Glass Company Ltd.

Material Sciences Corp.     Architectural and automotive windows,  Worldwide
                            SPD film for other licensees, prospective licensees and architectural and automotive window companies (1997)

Vision-Ease Lens Azusa,Inc. Eyewear (1997)                         Worldwide

Saint Gobain Vitrage, S.A.  Architectural Windows (option)(1994)   Worldwide
                                                                  (except Korea
                                                              and South America)

Sanyo Electric Co., Ltd.    Flat panel displays (1995)             Worldwide




Licensees will pay us a 3-10% royalty on the sale of licensed products, and may also be required to pay us minimum annual royalties. Research Frontiers' license agreements typically allow the licensee to terminate the license after some period of time, and give Research Frontiers only limited rights to terminate before the license expires. Most licenses are non-exclusive and generally last as long as our patents remain in effect. The license granted to Hankuk Glass Industries is exclusive within Korea for certain applications through December 2004. Vision-Ease's license for eyewear is exclusive during the term of the license.



Research Frontiers' main goals in its research and development are:

o  developing suspensions that more rapidly change their light transmission,
o  increasing the light transmission range obtainable from these suspensions,
o  developing different colored particles,
o  reducing the voltage required to operate SPDs, and
o obtaining data and developing improved materials regarding environmental stability and longevity.



Research Frontiers spent about $1,831,000, $1,712,000, and $1,410,000 during the years ended December 31, 1997, 1996, and 1995,respectively, for research and development. Research Frontiers plans to engage in substantial continuing research and development activities.



Six of Research Frontiers' eleven full-time employees are principally engaged in Research Frontiers' research and development activities. Of these six employees, two have obtained their doctorate in chemistry, one has a masters in chemistry, two have extensive industrial experience in electronics and electrical engineering, and one has majored in physics. Two employees also have additional postgraduate degrees in business administration. Also, Research Frontiers' licensees have teams of people with advanced degrees in a number of areas relevant to the commercial development of products using Research Frontiers' technology.


                             DIVIDENDS


Research Frontiers has never paid any cash dividends and does not expect to pay any cash dividends for the foreseeable future.


                          USE OF PROCEEDS


If you buy stock offered by Ailouros under this Prospectus, it means that either Research Frontiers has required Ailouros to exercise its Class A Warrant or Ailouros has decided to exercise its Class B Warrant.
Research Frontiers will not directly receive any proceeds from the sale of common stock to you by Ailouros. However, Research Frontiers will receive from Ailouros the aggregate exercise price of the Warrants if such Warrants are exercised by Ailouros.



Research Frontiers received $10,000 for issuance of the Warrants. Research Frontiers would receive total gross proceeds of $15 million if the Class A Warrant is exercised in full, and would receive gross proceeds of $1,080,000 if the Class B Warrant is exercised in full.



Research Frontiers currently has no specific plans for the proceeds from the exercise of the Warrants and is raising the money at this time because it is available on terms which Research Frontiers feels are very attractive. If Research Frontiers spends the money raised in this offering, Research Frontiers expects that it will be used for research and development, working capital, possible acquisitions, and for general corporate purposes including executive compensation and other payroll expenses, in such amounts as Research Frontiers, in its discretion, deems appropriate. Until this money is used, Research Frontiers intends to invest such funds in money market funds and other interest-bearing investments. We do not currently believe that we will need additional funds to accomplish our goals.



                        SELLING STOCKHOLDER


Research Frontiers is registering the common stock issuable to Ailouros upon exercise of the Warrants. Ailouros is a privately-owned and independent institutional money management and investment fund and has represented to Research Frontiers that it is an "accredited investor" as defined by the securities laws. Ailouros' Managing Director, Michael Katz, manages the fund's portfolio and has sole voting, investment and dispositive power over the Warrants and all common stock issuable upon exercise of the Warrants. Ailouros does not, and has never, held any position, office or other material relationship with Research Frontiers. Ailouros' main offices are located in London.



The following table sets forth certain information regarding Ailouros' beneficial ownership of the Company's common stock as of the date of this Prospectus.



                    Shares Beneficially Number of         Shares Beneficially
                      Owned Prior to    Shares Offered         Owned After
                       Offering         by Selling              Offering (1)
Beneficial Owner   Number          %    Shareholder       Number            %

Ailouros Ltd.     2,343,500 (2)  17.6    2,331,000        12,500            *
___________________________
(*)  Less than one percent
     (1)  Assumes that all shares of common stock offered by Ailouros are sold.
     (2) This number is an estimate. The maximum number of shares the Class B Warrant would be exercisable into would be 131,000 shares. Because the number of shares of common stock into which the Class A Warrant are exercisable depends upon whether
     Research Frontiers requires Ailouros to exercise all or part of the Class A Warrant issued to it, and will also depend upon the market price of Research Frontiers' common stock from time to time, it is not possible to calculate the exact number of shares of common stock which will be ultimately issued upon exercise of the Class A Warrant. The aggregate exercise price of the Class A Warrant subscribed for by Ailouros is $15 million. If the entire $15 million were exercised by Ailouros, based upon market conditions as of the date of this Prospectus, the Class A Warrant would be exercisable into [1,880,141] shares of common stock. If these shares plus the 131,000 shares issuable upon exercise of the Class
     B Warrant were issued, this would represent [15.49] percent of the total shares of common stock outstanding. However, under the terms of the Class A Warrant, the total number of shares of common stock of Research Frontiers owned by Ailouros, together with all shares of the common stock of Research Frontiers owned by any of its "affiliates" as defined under the securities laws, may never exceed 4.9% of the total issued and outstanding shares of the common stock of Research Frontiers.



As of the date of this Prospectus, no put notices have been issued by Research Frontiers requiring Ailouros to exercise the Class A Warrant, the Class A Warrant and the Class B Warrant have not been exercised, and no common stock has been issued upon exercise of such Warrants.


                     DESCRIPTION OF SECURITIES

Common Stock


Research Frontiers can issue 100,000,000 shares of common stock, $0.0001 par value per share. [10,972,868] shares were outstanding as of the date of this Prospectus. Holders of common stock are entitled (1) to receive dividends when and if declared by the board of directors; (2) to share in all of Research Frontiers' assets distributed upon liquidation, dissolution or winding up of Research Frontiers; and (3) to one vote for each share held of record on each matter submitted to a vote of stockholders. All outstanding shares of common stock are fully paid for and non-assessable. Holders of common stock do not have cumulative voting rights or preemptive rights. Therefore, a minority stockholder may be less able to gain representation on Research Frontiers' board of directors.


The Warrants


On October 1, 1998, Research Frontiers sold Ailouros the Class A
Warrant and the Class B Warrant. By raising money through the exercise of the Class A Warrant, Research Frontiers can choose when and if it raises money through future equity offerings, and the size of such offerings. It also allows Research Frontiers to take into account prevailing market conditions and corporate opportunities, and to control the general price at which its common stock is sold to Ailouros. This basically gives Research Frontiers a source of equity funding on terms we think are very favorable if and when we need it. Research Frontiers must register the issuance of all shares of common stock issuable upon exercise of the Warrants.


Class A Warrant


o The Class A Warrant is essentially a "put option" under which Ailouros is required to buy from Research Frontiers a dollar amount (which can range from $0 to $1.5 million during each three-month period set by Research Frontiers) of common stock set by Research Frontiers from time to time. A maximum of $15 million may be raised over the life of the Class A Warrant. Research Frontiers may also choose not to issue any shares of common stock under the Class A Warrant.

o Research Frontiers has the discretion to set the dollar amount of the Class A Warrant to be exercised, and the minimum or "floor" price per share below which such warrant may not be exercised. This amount can be reset by Research Frontiers before each three-month exercise period begins. Therefore, at the beginning of each three-month period, Research Frontiers can control the aggregate amount of common stock to be issued under the Class A Warrant, and the minimum price per share for such issuance.

o Unless otherwise agreed to, the amount that Research Frontiers can require Ailouros to buy during any three-month period is also limited to 7% of the dollar trading volume in Research Frontiers' common stock for the prior three-month period, or the three-month period before that, whichever is lower.

o The "Exercise Price" is the actual price paid by Ailouros for each share of common stock. The Exercise Price per share is the lesser of (1) $15.00 or (2) 92% of the average of the high and low trading prices per share for each of the seven trading days before the date of exercise, but can never be lower than the floor price set by Research Frontiers from time to time.

o    The Class A Warrant expires on December 31, 2001.



Research Frontiers' decision whether to require Ailouros to exercise the Class A Warrant may depend upon a variety of factors. These factors may include Research Frontiers' need for additional funding, the timing that such funding is required, the current and anticipated market price for Research Frontiers' common stock, the availability and terms of equity funding elsewhere, and general market conditions. Each three-month period begins on the date specified in Research Frontiers' put notice to Ailouros, and ends on the earlier of the date three months later or when the entire amount of stock which Ailouros is obligated to buy during such three-month period has been exercised. The three-month periods may not necessarily be consecutive.



If Research Frontiers decides to require Ailouros to purchase the amount specified by Research Frontiers, Ailouros would then exercise a portion of the Class A Warrant during such three-month period into the number of shares of common stock which equals the amount specified by Research Frontiers divided by the Exercise Price in effect at the time. During each three-month period in which Ailouros is required to buy shares of common stock from Research Frontiers, Ailouros must send Research Frontiers a Notice of Exercise.



Ailouros' obligation to exercise the Class A Warrant and buy common stock during such three-month period is suspended for so long as the Exercise Price is lower than the floor price. Thus, while the Exercise Price is determined by the timing of Ailouros' Notice of Exercise within any three-month period and by the market price for Research Frontiers' common stock, Research Frontiers sets the ultimate floor price during such period.



To give an example of how this would work: If Research Frontiers wanted to raise $500,000 during the course of the next three months, it would send Ailouros a Put Notice specifying that Ailouros must exercise $500,000 worth of the Class A Warrant during such three month period. Research Frontiers' Put Notice would also contain a floor price under which the Class A Warrant may not be exercised. If Ailouros decided to exercise $100,000 of this amount the next day, it would send Research Frontiers $100,000 along with a Notice of Exercise stating that it was exercising $100,000 of the Class A Warrant and that $400,000 of the
Class A Warrant remains to be exercised during the remainder of the
three month period.   If the average of the high and low trading prices
per share of Research Frontiers' common stock during the seven days prior to Ailouros' exercise was $10 per share (and the floor price set by Research Frontiers was not above $10 per share), then Research
Frontiers would issue to Ailouros 10,000 shares of common stock.
During the remainder of the three-month period, Ailouros would send Research Frontiers Notices of Exercise for the remaining $400,000.


Class B Warrant


o The Class B Warrant is initially exercisable into 65,500 shares of common stock, but can be exercisable into an additional 65,500 shares if, among other things, Research Frontiers has not sent Ailouros at least three put notices requiring them to buy common stock from Research Frontiers under the Class A Warrant by December 31, 2001.

o    The exercise price per share of the Class B Warrant is $8.25.

O    The Class B Warrant expires on September 30, 2008.



                       PLAN OF DISTRIBUTION


As noted above under "Description of Securities-The Warrants," Ailouros may be required to purchase common stock from Research Frontiers under the terms of the Class A Warrant, and may also, at its option, purchase additional shares of common stock from Research Frontiers under the Class B Warrant. Ailouros can sell from time to time the common stock issued to it upon exercise of the Warrants. Ailouros can act independently of Research Frontiers in making decisions with respect to the timing, manner and size of each sale.



Research Frontiers will bear all of the expenses in connection with the registration of the shares of common stock which is estimated to be $50,000. Research Frontiers has also agreed to indemnify Ailouros against certain liabilities, including liabilities arising under the Securities Act.



Ailouros may sell its shares from time to time in one or more brokerage transactions (which may involve block sales) on NASDAQ, on any exchange on which the common stock may then be listed, in the over-the-counter market, in negotiated transactions, through the writing of options on shares, or a combination of such methods of sale, at market prices prevailing prices or at negotiated prices. Ailouros may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Ailouros and/or purchasers of common stock for whom they may act as agent (which compensation may be in excess of customary commissions). Ailouros, participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Since Ailouros is acting as an underwriter, it is subject to the same rules and restrictions as an underwriter in a primary offering of securities by Research Frontiers, including prospectus delivery requirements, restrictions on certain market making activities, and Regulation M which may limit Ailouros' selling activities.



Ailouros (and any affiliate or person acting in concert with it) may not:

o sell any shares of Research Frontiers short or enter into any other hedging transaction so long as the Class A Warrant or the Class B Warrant is outstanding,

o create the lowest reported sales price for the common stock of Research Frontiers on any trading day,

o offer to sell shares of Research Frontiers' common stock at a price lower than the then prevailing bid price for the common stock, or

o own more than 4.9% of the total issued and outstanding shares of common stock of Research Frontiers.



To comply with certain states' securities laws, if applicable, the common stock will not be offered or sold in a particular state unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.


                              EXPERTS


The financial statements of Research Frontiers as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference into this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which is also incorporated by reference into this Prospectus, and upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing.


                           LEGAL MATTERS


The legality of the securities offered hereby has been passed upon by Joseph M. Harary, Esq., Research Frontiers' Vice President and General Counsel. Mr. Harary holds common stock and options to purchase common stock granted pursuant to Research Frontiers' 1992 Stock
Option Plan and 1998 Stock Option Plan totaling 356,574 shares.



                         TABLE OF CONTENTS

Prospectus Cover Page. . . . . . . . . . . . . . . . . . . . . . .1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Available Information. . . . . . . . . . . . . . . . . . . . . . .4
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .7
Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . . .8
Description of Securities. . . . . . . . . . . . . . . . . . . . .9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . 11
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 12

                              PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.


As described in Item 15, the Certificate of Incorporation of Research Frontiers provides for the indemnification of certain persons. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the Certificate of Incorporation or By-Laws of Research Frontiers, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange
Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 14.  Other Expenses of Issuance and Distribution.


Estimated expenses relating to the distribution of the Common Stock registered herein are set forth below. Such expenses will be paid by Research Frontiers.

     Registration Fee under the Securities Act of 1933 $   4,743.60
     Nasdaq Listing Fee  . . . . . . . . . . . . . . . .$ 17,500.00
     Accounting fees and expenses  . . . . . . . . . . $   2,000.00
     Legal and due diligence fees and expenses . . . . . $25,000.00
     Miscellaneous expenses. . . . . . . . . . . . . . $     756.40
          Total. . . . . . . . . . . . . . . . . . .    $ 50,000.00


All of the amounts set forth above, except for the filing fees for the Securities and Exchange Commission, are estimated and subject to future contingencies.

Item 15.  Indemnification of Directors and Officers.


Article EIGHTH of Research Frontiers' Certificate of Incorporation provides for the indemnification of Research Frontiers' officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "GCL").


Section 145 of the GCL provides as follows:

     145 Indemnification of Officers, Directors, Employees and Agents;
Insurance

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation' obligation to advance expenses (including attorneys' fees).


     Article NINTH of Research Frontiers' Certificate of Incorporation provides for the elimination of any personal liability for monetary damages of directors to the Corporation or its stockholders for breach of fiduciary duty, for negligence or for taking or omitting to take any action to the fullest extent permitted by Section 102(b) (7) of the GCL.


     Section 102(b) (7) of the GCL provides as follows:

     (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

Item 16.  Exhibits.


4.1 Subscription Agreement between Research Frontiers and Ailouros Ltd. dated as of October 1, 1998. (1)

4.2  Class A Warrant between Research Frontiers and Ailouros Ltd.
     dated as of October 1, 1998. (1)

4.3  Class B Warrant between Research Frontiers and Ailouros Ltd.
     dated as of October 1, 1998. (1)

5.1  Opinion re legality of the Common Stock and issuance thereof.
     (Filed herewith)

23.1 Consent of KPMG Peat Marwick LLP (Filed herewith).

23.2 Consent of Joseph M. Harary (included in Exhibit 5.1)

24.  Power of Attorney.  (1)
------------------------------------
     (1) Incorporated by reference to the exhibit filed with Research Frontiers' Registration Statement on Form S-3 (No. 333-65219) on October 1, 1998.


Item 17.  Undertakings.

       The undersigned registrant undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on December 23, 1998.


                              RESEARCH FRONTIERS INCORPORATED
                              (Registrant)

                              By:/s/ Robert L. Saxe

                                     Robert L. Saxe, President,Treasurer,
                                     Principal Executive, Financial and
                                     Accounting Officer.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date


/s/ Robert L. Saxe   Chairman of the Board, President   December 23, 1998
    Robert L. Saxe   Treasurer and Director (Principal
                     Executive, Financial and Accounting
                     Officer)

/s/ Robert M. Budin* Director                           December 23, 1998
    Robert M. Budin

/s/ Bernard D. Gold* Director                           December 23, 1998
    Bernard D. Gold

/s/ Joseph M. Harary Director                           December 23, 1998
    Joseph M. Harary


*By: /s/ Robert L. Saxe
     Robert L. Saxe as attorney-in-fact

                                                        EXHIBIT 5.1




                                                December23, 1998



Research Frontiers Incorporated
240 Crossways Park Drive
Woodbury, New York 11797-2033


Gentlemen:

I am the Vice President and General Counsel of Research Frontiers Incorporated (the "Company"), a Delaware corporation, and render this opinion in connection with the registration pursuant to a Registration Statement on Form S-3 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), of 2,331,000 shares of the Company's common stock, $0.0001 par value (the
"Common Stock"), to be issued pursuant to the exercise from time to time of the Class A Warrant and the Class B Warrant (the "Warrants") issued to Ailouros Ltd. by the Company pursuant to that certain Subscription Agreement dated as of October 1, 1998 between the Company and Ailouros Ltd.

I have examined the Company's Certificate of Incorporation and By-Laws, both as amended, and minute books and such other documents and records as I have deemed necessary and relevant as a basis for my opinions hereinafter set forth. For the purposes of this opinion, I have assumed the genuineness of all signatures and the conformity to original documents of all instruments furnished to me for review or examination as copies.

Based on the foregoing and having regard to such legal considerations as I have deemed relevant, it is my opinion that:

1. The Company is a corporation duly organized under the laws of the State of Delaware.

2. The Common Stock covered by the Registration Statement has been validly authorized.

3. When the Common Stock has been duly registered under the Act, when certificates for the Common Stock have been duly delivered, and when the Company shall have received the consideration to be received by it pursuant to and upon exercise of the related Warrants, the Common Stock will be validly issued, fully paid and non-assessable by the Company, with no personal liability attaching to ownership thereof.

I hereby consent to the inclusion of this opinion in the Registration Statement and to the references to me contained therein.


                          Very truly yours,

                          /s/ Joseph M. Harary

                          Joseph M. Harary, Esq.
                          Vice President and General Counsel

                                                       EXHIBIT 23.1


                   INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Research Frontiers Incorporated

      We consent to the use of our report dated February 26, 1998 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.

                 /s/ KPMG PEAT MARWICK LLP
                     KPMG PEAT MARWICK LLP



Melville,  New York
December 23, 1998